UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ACCELRYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

July 28, 2010

Dear Stockholder:

You are cordially invited to join me at the annual meeting of stockholders of Accelrys, Inc. to be held on Wednesday, September 15, 2010 at 9:00 a.m. Pacific Time at our principal executive offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121. The notice of annual meeting and proxy statement accompanying this letter describe in detail the business to be conducted at the annual meeting.

In addition to the formal items of business, I will review our major developments over the past year and share with you our plans for the future. You will have the opportunity to ask questions of, and express your views to, our senior management. Members of the Board of Directors will also be present.

Whether or not you are able to attend the annual meeting in person, it is important that your shares are represented. Instructions as to how you can vote your shares are outlined in the proxy statement.

Thank you for your interest and participation in the affairs of Accelrys.

Sincerely,

Max Carnecchia

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, September 15, 2010

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of Accelrys, Inc., a Delaware corporation, will be held at our principal executive offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121 on Wednesday, September 15, 2010, at 9:00 a.m. Pacific Time, for the following purposes, each of which is described in greater detail in the accompanying proxy statement:

1.	Proposal No. 1: To elect four Class III directors, Kenneth L. Coleman, Ricardo B. Levy, Chris van Ingen and Bruce Pasternack to serve until our 2013 annual meeting of stockholders and until their respective successors have been elected and qualified;

2.	Proposal No. 2: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011; and

3.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed July 21, 2010 as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof. Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2010 Annual Report are available at our website at www.accelrys.com. Additionally, and in accordance with SEC rules, you may access this proxy statement at www.accelrys.com/proxymaterials, which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors,

David R. Mersten

Secretary

San Diego, California

July 28, 2010

IMPORTANT

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy card issued in your name from that record holder prior to the annual meeting.

i

ii

ACCELRYS, INC.

10188 Telesis Court, Suite 100

San Diego, CA 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, SEPTEMBER 15, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

Accelrys, Inc. (“we”, “us”, “Accelrys” or the “Company”) sent you this proxy statement and the enclosed proxy card because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2010 annual meeting of stockholders to be held on Wednesday, September 15, 2010 at 9:00 a.m. Pacific Time, at our principal executive offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121. You are invited to attend the annual meeting to vote in person on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card to indicate your vote with respect to each of the proposals described in this proxy statement.

We intend to mail this proxy statement and the accompanying proxy card on or about July 28, 2010 to all stockholders entitled to vote at the annual meeting and request that all stockholders voting by proxy return their completed proxy cards to us by no later than September 13, 2010.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

•

Proposal No. 1: To elect four Class III directors, Kenneth L. Coleman, Ricardo B. Levy, Bruce Pasternack and Chris van Ingen to serve until our 2013 annual meeting of stockholders and until their respective successors have been elected and qualified; and

•	Proposal No. 2: To ratify the selection of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for our fiscal year ending March 31, 2011.

Each of the proposals, as well as the recommendation of the Board with respect to each of the proposals, is described in greater detail elsewhere in this proxy statement.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on July 21, 2010 will be entitled to vote at the annual meeting. On this record date, there were 55,350,718 shares of common stock outstanding and entitled to vote.

Am I a stockholder of record for purposes of the annual meeting?

If, on July 21, 2010, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record for purposes of the annual meeting.

What if my shares are held in an account at a brokerage firm, bank or dealer?

If, on July 21, 2010, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

How do I vote?

With respect to the election of directors, you may either vote “for” any or all of the nominees proposed by the Board or you may abstain from voting for any or all of the nominees. For each of the other matters to be voted on, you may vote “for” or “against” or abstain from voting altogether. Whether you are a stockholder of record or the beneficial owner of shares held in “street name,” the procedures for voting are fairly straightforward, as described below:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. To vote in person, you need only attend the annual meeting, where you will be given a ballot to vote on each of the proposals. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. So long as you return your signed proxy card to us before the annual meeting, your shares will be voted as you have directed on the card. We request that all stockholders voting by proxy return their completed proxy cards to us by no later than September 13, 2010.

Beneficial Owner: Shares Held in “Street Name”

If you are a beneficial owner of shares held in “street name,” you should have received a proxy card and voting instructions with these proxy materials from the organization holding your account. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote in person at the annual meeting. However, to vote in person, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting. Please refer to the instructions from that organization included with these proxy materials if you wish to obtain a proxy.

Regardless of how your shares are held and whether or not you plan to attend the annual meeting, we encourage you to vote by proxy to ensure that your vote is counted. Please note that you may still attend the annual meeting and vote in person even if you have already voted by proxy.

If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

If your shares are held in street name and you do not instruct your broker or other nominee on how to vote your shares, your broker or other nominee, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors is considered a non-routine matter. Consequently, without your voting instructions, your broker or other nominee cannot vote your shares on this proposal. These unvoted shares, called “broker non-votes,” refer to: (i) shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters, or (ii) shares for which the broker did not exercise discretionary authority to vote on a particular matter. The proposal to ratify the selection of E&Y as our independent registered public accounting firm for the fiscal year ending March 31, 2011 is considered a routine matter. Therefore, your broker or other nominee will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name. To the extent your broker or other nominee votes your shares on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum. A broker non-vote will not be considered shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, a broker non-vote will not have any effect on the proposals presented at the annual meeting.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the annual meeting, who will separately count “for” and (with respect to proposals other than the election of directors) “against” votes, abstentions and “broker non-votes”. Abstentions and broker non-votes will be counted towards the presence or absence of a quorum but will not be counted towards the affirmative vote total for any proposal.

How many votes are needed to approve each proposal?

The number of votes needed to approve each proposal is as follows:

•

Proposal No. 1: The election of the directors contemplated by Proposal No. 1 will be decided by a plurality of votes cast. Accordingly, the four directors receiving the highest number of votes will be elected and abstentions and broker non-votes will have no effect on the outcome of the vote.

•

Proposal No. 2: The ratification of the selection of E&Y contemplated by Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes, and broker non-votes will have no effect.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of July 21, 2010.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are present either in person or by proxy at the annual meeting. On the record date, there were 55,350,718 shares outstanding and entitled to vote. Accordingly, 27,675,360 shares must be present either in person or by proxy at the annual meeting in order to establish a proper quorum to enable us to conduct a vote on each of the proposals at the annual meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present either in person or by proxy at the annual meeting may adjourn the meeting to another date.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted at the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, all of your shares will be voted “for” the election of the nominees for director and “for” the other proposals described in this proxy statement. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Can I change my vote after submitting my proxy?

You can change your vote with respect to any proposal by revoking your proxy at any time prior to the commencement of voting with respect to that proposal at the annual meeting. You may revoke your proxy in one of three ways:

•

You may submit another properly completed proxy card with a later date. Please note that we request that all stockholders voting by proxy return their completed proxy cards to us by no later than September 13, 2010.

•

You may send a written notice that you are revoking your proxy to our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121). To properly revoke your proxy via written notice, this notice must be received by our Secretary by no later than the close of business on Tuesday, September 14, 2010.

•

You may attend the annual meeting and vote in person. Bear in mind that simply attending the meeting will not, by itself, revoke your proxy. In addition, please recall that if you are a beneficial owner of shares held in “street name” and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting.

Following the commencement of voting with respect to each proposal, you may not revoke your proxy or otherwise change your vote with respect to each such proposal.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results are expected to be announced at the annual meeting. Final voting results will be disclosed in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the U.S. Securities and Exchange Commission (the “SEC”) within four business days of the date of the annual meeting. In the event the results disclosed in our Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, stockholder proposals must be submitted in writing by March 30, 2011 to our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121). If you wish to nominate a director or submit any other proposal that you wish to have considered at next year’s annual meeting but not described in next year’s proxy materials, you must do so by no later than June 14, 2011.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Background

On July 1, 2010, upon completion of the merger (the “Merger”) of Alto Merger Sub, Inc., a wholly-owned subsidiary of the Company, with and into Symyx Technologies, Inc. (“Symyx”), whereby Symyx became a wholly-owned subsidiary of the Company, the size of the Board was increased to ten members and the following individuals, each of whom were directors of Symyx prior to the completion of the Merger, were appointed to serve on the Board: Steven Goldby, Timothy Harkness, Bruce Pasternack and Chris van Ingen.

The Board is divided into three classes. Class I and Class II each consist of three directors and Class III consists of four directors. Each class has a three-year term. The terms of office of the four Class III directors expire in 2010 on the date of the annual meeting. The nominees listed below are currently directors of the Company. If elected at the annual meeting, each nominee would serve until the 2013 annual meeting of stockholders and until each nominee’s successor is elected and has qualified or, if sooner, until the nominee’s death, resignation or removal. The terms of office of the three Class I directors expire in 2011 on the date of the annual meeting and the terms of office of the three Class II directors expire in 2012 on the date of the annual meeting.

Information Concerning Directors

The following tables set forth certain information regarding: (i) our current directors whose terms of office are expiring and who are standing for election at the annual meeting; and (ii) our current directors whose terms of office extend beyond the date of the annual meeting:

Current Directors Who are Standing for Election at the Annual Meeting:

Name	Class	Age
Chris van Ingen	III	64
Bruce Pasternack	III	62
Kenneth L. Coleman	III	67
Ricardo B. Levy	III	65

Chris van Ingen has served as a director since July 2010 and as a director of Symyx from March 2008 until the completion of the Merger. He was President of the Bio-Analytical Measurement Group of Agilent Technologies, Inc., a bio-analytical and electronic measurement company, from 2001 to 2007. Prior to 2001, Mr. van Ingen was Vice President of Sales and Marketing of the Chemical Analysis Group of Hewlett Packard and Agilent Technologies. Mr. van Ingen currently serves as Executive Chairman of Bruker Energy and Superconducting Technologies, Inc., a high-performance superconducting materials and devices company and was recently appointed as a director of Promega, a leading provider of innovative life sciences solutions.

Mr. van Ingen brings a wealth of sales and marketing experience to the Board, having held various positions with Hewlett Packard and Agilent Technologies. With over two decades of experience in leadership positions, he offers a broad understanding of the technology industry. As a former director of Symyx, Mr. van Ingen brings to the Board a knowledge of Symyx’s business that will make him a valuable contributor to the success of the combined company.

Bruce Pasternack has served as director since July 2010 and served as a director of Symyx from 2007 until the completion of the Merger. From May of 2005 to May of 2007, Mr. Pasternack served as the President and Chief Executive Officer of Special Olympics, Inc., a global non-profit organization for athletes with intellectual disabilities. Prior to joining Special Olympics, Inc., Mr. Pasternack spent more than 28 years at the consulting firm Booz Allen Hamilton, Inc. where his last position was Senior Vice President and Managing Partner of its San Francisco office. Before joining Booz Allen Hamilton, Mr. Pasternack was the Chief Energy Policy Executive at the Federal Energy Administration (predecessor to the Department of Energy), a staff member at the Council on Environmental Quality in the Executive Office of the President in Washington, D.C., and a systems engineer at General Electric Co. He is a member of the Board of Directors of Quantum Corp., a global storage company specializing in backup, recovery and archive, Codexis, Inc., a provider of optimized biocatalysts, and of several non-profit organizations.

Mr. Pasternack has demonstrated the qualities of a seasoned and dedicated leader through his service as a director for several corporations and non-profit organizations and brings more than 30 years of leadership, business and management experience to the Board. As a former director of Symyx, Mr. Pasternack can offer insight into Symyx’s business that will make him a valued contributor to the success of the combined company.

Kenneth L. Coleman currently serves as our Chairman of the Board and previously served as our lead independent director. He has served as a director since 2003. Mr. Coleman is the founder of ITM Software Corporation, an enterprise software company for which he served as Chairman and Chief Executive Officer from 2001 to 2006. Previously, from 1987 until 2000, Mr. Coleman served in various senior executive positions, including Executive Vice President of Sales, Services and Marketing, at Silicon Graphics, Inc., a computer systems company. Prior to joining Silicon Graphics, Inc., Mr. Coleman was Vice President of Product Development at Activision, Inc. Mr. Coleman is a member of the Board of Directors of MIPS Technologies, Inc., a licensor of microprocessor architecture, of United Online, an Internet service provider, and of City National Bank, a commercial banking institution.

Mr. Coleman is an experienced business leader with the skills necessary to be our Chairman. Mr. Coleman has over 20 years of experience in various senior executive positions, including chief executive officer, at other computer software and systems companies. As a director of the Company for more than six years and as our non-executive Chairman since 2006, he has gained a deep understanding of our business. His experience on the boards of directors of other companies in the computer software industry further augments his range of knowledge, providing experience on which he can draw while serving as a member of the Board.

Ricardo B. Levy has served as a director since 2000. Mr. Levy also currently serves as Lead Director of the Board of Renegy Holding, Inc., a renewable energy company, the successor company to Catalytica Energy Systems, Inc., an environmental emissions solutions provider, for which he served as Chairman since its inception in 1994 and as an interim President and Chief Executive Officer from June through December 2000. Mr. Levy previously served as a director and Chief Operating Officer of Catalytica, Inc., the parent company of Catalytica Energy Systems, Inc. and Catalytica Pharmaceuticals, Inc. from its founding in 1974 until 1991 and as its President and Chief Executive Officer from 1991 to 2000. Prior to 1974, Mr. Levy was a member of the Chemical Physics Research Team at Exxon Research and Engineering Company. Mr. Levy is a member of the Board of Directors of Stem Cells, Inc., a public company focused on the discovery and development of stem cell therapeutics, and of NovoDynamics, Inc., a private company focused on advanced image discovery.

As a former chief executive officer and chief operating officer with over 30 years of business experience, Mr. Levy has a broad understanding of the operational, financial and strategic issues facing public companies. In addition, his service on the boards of directors of both public and private companies, together with his more than nine years of service on the Board, give him a broad understanding of the Company and its operations.

Current Directors Whose Term Extends Beyond the Annual Meeting:

Name	Class	Age
Max Carnecchia	II	47
Christopher J. Steffen	II	68
Timothy Harkness	II	44
Jeffrey Rodek	I	56
Larry Ferguson	I	60
Steven Goldby	I	70

Max Carnecchia currently serves as our President and Chief Executive Officer and has also served on the Board since June 2009. Prior to joining the Company, Mr. Carnecchia served as President of Interwoven, Inc., a content management software company, which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation, a software product development company, from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation, a provider of data integration toolkits for systems integrators and IT organizations, from September 1996 to February 2000.

Mr. Carnecchia has demonstrated significant leadership skills as President of Interwoven and Vice President of Xoriant and SmartDB and brings more than two decades of high technology experience to his position on the Board. Mr. Carnecchia’s extensive knowledge of the industry in which we operate, as well as his unique role in the day-to-day operations of the Company as our President and Chief Executive Officer, allows him to bring to the Board a broad understanding of the operational and strategic issues facing the Company.

Christopher J. Steffen has served as a director since 2004. Mr. Steffen also currently serves as Non-Executive Chairman of Viasystems, Inc., a manufacturer of printed circuit boards and provider of electromechanical solutions, as a director of W.R. Grace, a specialty chemicals and materials business and Platinum Underwriters Holdings, Ltd., a leading provider of property, casualty and finite risk reinsurance coverages He has also been a member of various committees advising the Financial Accounting Standards Board. He retired from Citicorp, where he served as a Vice-Chairman and Director, in 1996. Prior to Citicorp, Mr. Steffen’s operating and financial experience included positions with the Eastman Kodak Company as its Senior Vice President and Chief Financial Officer, Honeywell Inc., as its Executive Vice President, Chief Financial Officer and Chief Administrative Officer and Director, and Chrysler Corporation, as its Vice President and Controller.

As an experienced financial and operational leader with companies in a variety of industries, Mr. Steffen combines extensive general business expertise with a deep knowledge of financial matters and financial reporting. These attributes also allow him to perform an essential role on the Board as its “audit committee financial expert” under applicable SEC rules and regulations. In addition, Mr. Steffen’s years at Eastman Kodak, Honeywell and Chrysler have given him an understanding of the financial and other aspects of doing business globally, which is of particular importance given that we receive more than half of our revenue from international operations.

Timothy Harkness has served as a director since July 2010 and served as a director of Symyx from March 2008 until the completion of the Merger. Mr. Harkness is the President and Chief Executive Officer of Cell Biosciences, Inc., a private life sciences tools company focused on nano-proteomics, and has held such position since June 2008. From August 2007 through December 2007, Mr. Harkness served as Chief Financial Officer and Senior Vice President of Operations of Nektor Therapeutics, a biopharmaceutical company. From July 1998 through April 2007, Mr. Harkness served as Chief Financial Officer and Senior Vice President of Operations of Molecular Devices Corporation, an international life sciences tools company. He is a member of the Board of Directors of FortéBio, Inc., a private life sciences tools company, and Cell Biosciences, Inc., a private life sciences company.

As an experienced executive in the technology field, Mr. Harkness is knowledgeable of the financial and management elements of the Company’s business. Having served in management positions for private and international companies in various sectors of the technology industry, he offers a broad operational perspective and innovative thinking. As a former director of Symyx, Mr. Harkness brings to the Board knowledge of Symyx’s business that will make him a valued contributor to the success of the combined company.

Jeffrey Rodek has served as a director since 2007. Mr. Rodek is currently a senior lecturer at the Fisher College of Business at The Ohio State University. Mr. Rodek served as a part-time general partner and senior advisor with Accretive, LLC, a private equity firm, from July 2007 to December 2009 and as the Executive Chairman of the Board of Directors of Hyperion Solutions Corporation, the global leader in business performance management software, from 2004 until its acquisition by Oracle Corporation in 2007. From 1999 through 2004, Mr. Rodek served as Hyperion’s Chairman and Chief Executive Officer. Prior to joining Hyperion, Mr. Rodek served as President and Chief Operating Officer of Ingram Micro, the world’s largest wholesale provider of technology solutions, products and services and in various capacities at FedEx Corporation. Mr. Rodek also serves on the Advisory Board of Resource Interactive, a digital marketing company located in Columbus, Ohio.

As the former Chairman and Chief Executive Officer of Hyperion Solutions Corporation, Mr. Rodek brings management experience, leadership capabilities, financial knowledge and business acumen to the Board. As a faculty member at the Fisher College of Business at The Ohio State University, Mr. Rodek is a recognized expert and speaker on business performance and related topics, including corporate governance and leadership. Mr. Rodek is a valued contributor to the Board.

Larry Ferguson has served as a director since October 2008. Mr. Ferguson is currently President of the Ferguson Group, a private equity investment and consulting firm which renders advisory services to information technology companies, and has held such position since founding the group in 1995. From 2006 to 2008

Mr. Ferguson served as Chief Executive Officer of First Consulting Group, a publicly-traded provider of information technology services and products to health and life sciences organizations that was acquired by Computer Sciences Corporation in 2008. Mr. Ferguson previously served as President of Health Systems Group of American Express Information Services (“AEIS”), a provider of high-volume information processing and communications services, from 1986 to 1992, and as President of Health Systems Group of First Data Corp., a payment processing company, from 1992 to 1995. From 2002 to 2005, Mr. Ferguson served as Chairman of the Board of Directors of Daou Systems, Inc., a publicly-traded provider of consulting and management services to healthcare organizations and from 1997 to 2002, and as a member of the Board of Directors of Sunquest Information Systems, a publicly-traded healthcare information systems company. He is currently a member of the Board of Directors of Atstaff, a privately held healthcare staff scheduling software company, and Chairman of the Board of Directors of Hooper Holmes, Inc., a publicly-traded provider of risk assessment services for the insurance industry.

With his years of experience serving in key senior executive roles (including as chief executive officer) and as a director of several publicly-traded companies, Mr. Ferguson brings to the Board critical insights into the operational requirements of a public company. In addition, his service on the boards of directors of a variety of other companies and his experience as a consultant give him a deep understanding of the challenges faced by public companies and allow him to bring a variety of viewpoints and perspectives to the deliberations of the Board.

Steven D. Goldby has served as a director since July 2010 and served as Chairman of the Board of Directors of Symyx from 1998 until the completion of the Merger. Mr. Goldby served as Symyx’s Chief Executive Officer from 1998 to June 2007 and as its Executive Chairman from 2007 to 2008. From 1987 to 1998, prior to joining Symyx, Mr. Goldby served as Chief Executive Officer and Chairman of the Board of Directors of at MDL Information Systems, Inc., the enterprise software company that pioneered scientific information management. Mr. Goldby previously held various management positions at ALZA Corporation, including President of Alza Pharmaceuticals. Currently, Mr. Goldby is a member of the Board of Directors of Landec Corporation, a publicly-traded manufacturer of specialty polymer products, and is a partner at Venrock Associates, a venture capital firm.

With over two decades of service in the field of scientific informatics software as both a director and chief executive officer, Mr. Goldby has extensive knowledge of both the technical and operational aspects of the industry. As Chief Executive Officer of Symyx for nearly a decade, he gained extensive insight into Symyx’s business and operations. The depth of his experience in the field of scientific informatics software in general, and with Symyx in particular, enables Mr. Goldby to bring a valuable perspective and strong leadership skills to the Board.

There are no family relationships among any of our directors. No current disagreement exists between us and any of the current members of the Board regarding our operations, policies or practices. There currently are no legal proceedings, and during the past ten years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors or director nominees.

Vote Required; Board Recommendation

Upon recommendation of the Governance and Nominating Committee, the Board has nominated four directors, Kenneth L. Coleman, Ricardo B. Levy, Chris van Ingen and Bruce Pasternack for election at the annual meeting. The nominees for director will be elected by a plurality of “for” votes properly cast in person or by proxy by the holders of common stock. All shares represented by the proxies will be voted “for” the election to the Board of the nominees unless authority to vote for such nominees has been withheld in the proxy. Although the nominees have consented to serve as directors if elected, and the Board has no reason to believe that such nominees will be unable to serve as directors, if any such nominee withdraws or otherwise becomes unavailable to serve, shares represented by the proxies will be voted “for” any substitute nominee designated by the Board. Abstentions and broker non-votes will have no effect on the outcome of the election of the Class III directors. The Board recommends that you vote all of your shares “for” the election to the Board of the nominees described in this Proposal No. 1.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board has selected E&Y as our independent registered public accounting firm for the fiscal year ending March 31, 2011 and has further directed us to submit the selection of E&Y as our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Neither our governing documents nor any applicable laws require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified, however, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Representatives of E&Y are expected to be present at the annual meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of our financial statements for the year ended March 31, 2010, we entered into an engagement agreement with E&Y which set forth the terms by which E&Y has performed audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the aggregate fees billed by E&Y for the services indicated for each of the last two fiscal years:

	Fiscal Year Ended March 31, 2010	Fiscal Year Ended March 31, 2009
Audit Fees (1)	$825,706	$817,176
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$825,706	$817,176

(1)	Includes fees for (i) the audit of our annual financial statements for the fiscal years ended March 31, 2010 and 2009 included in our annual reports on Form 10-K, (ii) the review of our interim period financial statements for fiscal years 2010 and 2009 included in our quarterly reports on Form 10-Q, (iii) the audit of the effectiveness of our internal control over financial reporting as of March 31, 2010 and 2009, (iv) statutory audits of certain of our foreign subsidiaries for the years ended March 31, 2010 and 2009 and (v) related services that are normally provided in connection with regulatory filings or engagements.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm. Under the policies and procedures, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on a case-by-case basis for specific tasks before engagement. The Audit Committee has delegated the pre-approval of services to the chairman of the committee who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

Vote Required; Board Recommendation

To be approved, this Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as votes “against” Proposal No. 2; broker non-votes will have no effect. The Board recommends a vote “for” this Proposal No. 2 to ratify the selection by the Audit Committee of E&Y as our independent registered public accounting firm for the fiscal year ending March 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership

The following table sets forth information as of July 21, 2010 regarding the beneficial ownership of our common stock by (a) each person known to our Board to own beneficially 5% or more of our common stock, (b) each director of the Company, (c) the Named Executive Officers (as defined below in the Summary Compensation Table), and (d) all of our directors and executive officers as a group. Information with respect to beneficial ownership is based solely on a review of our capital stock transfer records and on publicly available filings made with SEC by or on behalf of the stockholders listed below. The address for all executive officers and directors is c/o Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California, 92121.

Percentage of beneficial ownership is calculated assuming 55,350,718 shares of our common stock (net of treasury shares) were outstanding as of July 21, 2010. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are exercisable or convertible into shares of our common stock within 60 days of July 21, 2010. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
5% Stockholders
Brown Capital Management, Inc 1201 N. Calvert St. Boston, MA 02109	5,575,490	(1)	10.1%

BlackRock Inc 55 E 52nd st New York, NY 10022	3,146,176	(2)	5.7%

Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	3,016,019	(3)	5.5%

Current Named Executive Officers
Max Carnecchia	251,000	(4)	*	%
Michael Piraino	—		—%
Todd Johnson	12,000	(5)	*	%
Mathew Hahn, Ph.D.	458,712	(6)	*	%

Former Named Executive Officers
Paul Burrin	—		—%
Rick E. Russo	18,586	(7)	*	%
Ilene Vogt	6,425	(8)	*	%

Directors
Kenneth L. Coleman	63,515	(9)	*	%
Ricardo B. Levy	75,786	(10)	*	%
Christopher J. Steffen	59,000	(11)	*	%
Jeffrey Rodek	18,000	(12)	*	%
Larry Ferguson	—		—%
Steven Goldby	362,667	(13)	*	%
Timothy Harkness	13,208	(14)	*	%
Chris van Ingen	13,208	(15)	*	%
Bruce Pasternack	15,195	(16)	*	%
Max Carnecchia	251,000	(4)	*	%

All current executive officers and directors as a group (17 persons)	1,954,602	(17)	3.4%

*	Less than one percent.

(1)	Brown Capital Management, Inc. (“Brown”) has no shared voting power or shared dispositive power and has sole voting power with respect to 2,624,467 shares and sole dispositive power with respect to all shares. Based on information contained in a Schedule 13G/A filed with the SEC by Brown on January 27, 2010 with respect to holdings of Symyx common stock as of December 31, 2009 and a Schedule 13G/A filed with the SEC by Brown on January 27, 2010 with respect to holdings of Accelrys common stock as of December 31, 2009. Figures provided in the table assume all shares of Symyx common stock held by Brown as of December 31, 2009 were converted into shares of Accelrys common stock, at the exchange ratio of 0.7802 shares of Accelrys common stock for each share of Symyx common stock, on or before the record date in connection with the Merger and that there have been no other changes in Brown’s holdings since December 31, 2009.

(2)	BlackRock Inc. (“BlackRock”) has sole voting power and sole dispositive power with respect to all shares. Based on information contained in a Schedule 13G filed with the SEC by BlackRock on January 29, 2010 with respect to holdings of Symyx common stock as of December 31, 2009 and a Schedule 13G filed with the SEC by BlackRock on January 29, 2010 with respect to holdings of Accelrys common stock as of December 31, 2009. Figures provided in the table assume all shares of Symyx common stock held by BlackRock as of December 31, 2009 were converted into shares of Accelrys common stock, at the exchange ratio of 0.7802 shares of Accelrys common stock for each share of Symyx common stock, on or before the record date in connection with the Merger and that there have been no other changes in Brown’s holdings since December 31, 2009.

(3)	Royce & Associates, LLC (“Royce”) has sole voting and sole dispositive power with respect to all shares. Based on information contained in a Schedule 13G/A filed with the SEC by Royce on January 26, 2010 with respect to holdings of Symyx common stock as of December 31, 2009. Figures provided in the table assume all shares of Symyx common stock held by Royce as of December 31, 2009 were converted into shares of Accelrys common stock, at the exchange ratio of 0.7802 shares of Accelrys common stock for each share of Symyx common stock, on or before the record date in connection with the Merger and that there have been no other changes in Royce’s holdings since December 31, 2009.

(4)	Represents 1,000 shares of common stock held of record by Mr. Carnecchia and options to purchase 250,000 shares of common stock that are exercisable within 60 days of July 21, 2010.

(5)	Represents 12,000 shares of common stock held of record by Mr. Johnson.

(6)	Represents 256,212 shares of common stock held of record by Dr. Hahn, options to purchase 195,833 shares of common stock that are exercisable within 60 days of July 21, 2010 and 6,667 RSUs that will vest within 60 days of July 21, 2010.

(7)	Represents 18,586 shares of common stock held of record by Mr. Russo.

(8)	Represents 6,425 shares of common stock held of record by Mrs. Vogt.

(9)	Represents options to purchase 49,515 shares of common stock that are exercisable within 60 days of July 1, 2010, and 14,000 RSUs that will vest within 60 days of July 21, 2010.

(10)	Represents 3,000 shares of common stock held of record by Mr. Levy, options to purchase 63,786 shares of common stock that are exercisable within 60 days of July 21, 2010, and 9,000 RSUs that will vest within 60 days of July 21, 2010.

(11)	Represents 10,000 shares of common stock held of record by Mr. Steffen, options to purchase 40,000 shares of common stock that are exercisable within 60 days of July 21, 2010, and 9,000 RSUs that will vest within 60 days of July 21, 2010.

(12)	Represents 18,000 RSUs that will vest within 60 days of July 21, 2010.

(13)	Represents 50,591 shares of common stock held of record by Mr. Goldby and options to purchase 312,076 shares of common stock that are exercisable within 60 days of July 21, 2010.

(14)	Represents 13,208 shares of common stock held of record by Mr. Harkness.

(15)	Represents 13,208 shares of common stock held of record by Mr. van Ingen.

(16)	Represents 15,195 shares of common stock held of record by Mr. Pasternack.

(17)	Represents 510,971 shares of common stock held of record by our current executive officers and directors, options to purchase 1,352,975 shares of common stock that are exercisable within 60 days of July 21, 2010, and 90,656 RSUs that will vest within 60 days of July 21, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) (“Section 16(a)”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, executive officers and beneficial owners of more than 10% of any class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and 10% beneficial owners were complied with, with the exception of other than one Form 4 which was filed late by each of Mr. Russo and Dr. Brown.

BOARD MATTERS AND CORPORATE GOVERNANCE

Information Regarding the Board and Its Committees

The Board met twelve times during the year ended March 31, 2010. Each member of the Board attended 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he served that were held during the period for which he was a director or committee member, respectively.

The Board has three committees: the Audit Committee, the Human Resources Committee (the “HR Committee”) and the Governance and Nominating Committee. The following table provides meeting information for fiscal year 2010 and current membership for each of the committees of the Board:

Name	Audit Committee		Human Resources Committee		Governance and Nominating Committee
Kenneth L. Coleman	X		X		X
Christopher J. Steffen	X	**	X		X
Ricardo B. Levy	X		X	*	X
Jeffrey Rodek.	X		X		X	*
Larry Ferguson	X		X		X
Timothy Harkness±	X		X		X
Chris van Ingen±	X		X		X
Bruce Pasternack±	X		X		X
Total meetings in fiscal year 2010	6		7		4

*	Committee Chairperson

**	Audit Committee Financial Expert and Committee Chairperson

±	Appointed to the Board and each of the committees on July 1, 2010, in connection with the completion of the Merger.

Below is a description of each committee of the Board. The Board has determined that each member of each committee is “independent” within the meaning of the applicable listing standards of the NASDAQ Stock Market (“NASDAQ”), as well as applicable SEC rules and regulations and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee bears direct responsibility for the appointment and termination, compensation and oversight of the work of our independent registered public accounting firm, who reports directly to the Audit

Committee. The committee also reviews and discusses with our management and independent registered public accounting firm the financial statements and disclosures in our quarterly financial press releases and SEC filings. Committee members periodically meet separately with our management and independent registered public accounting firm to discuss issues and concerns, and the committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or audit matters, in a confidential manner.

As of July 21, 2010, the members of the Audit Committee are Christopher J. Steffen, Ricardo B. Levy, Kenneth L. Coleman, Jeffrey Rodek, Larry Ferguson, Timothy Harkness, Chris van Ingen and Bruce Pasternack. Mr. Steffen serves as chairman of the Audit Committee and the Board has determined that he qualifies as an “audit committee financial expert” in accordance with applicable SEC rules.

The Audit Committee charter can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Human Resources Committee

Pursuant to its charter, the HR Committee administers our executive compensation program and is responsible for establishing, implementing and monitoring adherence to our philosophy with respect to executive compensation. In addition, the HR Committee oversees our compensation and other benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to our officers) and reviews and approves all compensation decisions relating to directors and elected officers, including the Named Executive Officers. In connection with performing their duties, the members of the HR Committee are fully empowered to engage an executive compensation consultant and have retained Frederic W. Cook & Co., Inc. in this capacity.

As of July 21, 2010, the members of the HR Committee are Ricardo B. Levy, Kenneth L. Coleman, Christopher J. Steffen, Jeffrey Rodek, Larry Ferguson, Timothy Harkness, Chris van Ingen and Bruce Pasternack. Mr. Levy serves as chairman of the HR Committee.

Additionally, the Board has appointed a secondary committee which has the authority to approve awards to our non-executive officers. Mr. Levy is the sole member of the secondary committee.

The HR Committee charter can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Governance and Nominating Committee

The Governance and Nominating Committee makes recommendations to the Board regarding candidates for election to the Board, as well as the composition and size of the Board and its committees and qualifications for membership. In connection with performing their duties, the members of the Governance and Nominating Committee are fully empowered to engage one or more search firms to identify potential director candidates. The committee is also charged with establishing effective corporate governance processes, including oversight of the appointment of new directors, committee structure and membership, director compensation and chief executive officer succession planning.

As of July 21, 2010, the members of the Governance and Nominating Committee are Kenneth L. Coleman, Ricardo B. Levy, Christopher J. Steffen, Jeffrey Rodek, Larry Ferguson, Timothy Harkness, Chris van Ingen and Bruce Pasternack. Mr. Rodek serves as chairman of the Governance and Nominating Committee.

The Governance and Nominating Committee has adopted a charter that can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Board Leadership Structure

We have, and since April 2004 have had, an independent chairman separate from the chief executive officer. The Board believes it is important to have an independent director in a board leadership position at all times. Our Chairman provides independent leadership of the Board and enables non-management directors to raise issues and concerns for consideration by the Board without immediately involving management. Our Chairman also serves as a liaison between the Board and our senior management. The Board has determined that this structure is the most appropriate structure for the Company at this time.

Director Compensation

Historically, we have paid our Chairman an annual retainer of $100,000 while each non-employee director has received an annual retainer of $30,000. In addition, the Audit Committee chairman has historically received an annual retainer of $20,000 while the chairmen of the HR Committee and the Governance and Nominating Committee have received annual retainers of $10,000. Finally, our non-employee directors have historically received $1,500 for each board and committee meeting they attend, as well as reimbursement for all reasonable travel-related expenses for attendance at meetings of the Board and its committees.

In addition to cash compensation, in fiscal year 2010, the Company granted Mr. Coleman 14,000 RSUs, and Mr. Levy, Mr. Steffen, Mr. Ferguson and Mr. Rodek were each granted 9,000 RSUs on August 27, 2009. The RSUs granted to our non-employee directors vest quarterly over three years and receipt of the common stock underlying the RSUs is deferred until the earlier of the three-year anniversary of the grant of the RSUs or such time as the director ceases providing services to the Company.

The following table provides information concerning the compensation of our non-employee directors for fiscal year 2010. Directors who are employees of the Company receive no compensation for their services as directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Kenneth L. Coleman	$153,500	$82,040	$235,540
Ricardo B. Levy	83,500	52,740	136,240
Christopher J. Steffen	93,500	52,740	146,240
Jeffrey Rodek	73,500	52,740	126,240
Larry Ferguson	73,500	52,740	126,240

(1)	The amounts shown under the “Stock Awards” column is equal to the aggregate grant date fair value of RSUs granted to each director during fiscal year 2010 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC Topic 718”), excluding the effect of any estimated forfeitures. As of March 31, 2010, the aggregate number of RSUs outstanding for each director was as follows: Mr. Coleman, 22,166; Mr. Levy, 14,250; Mr. Steffen, 14,250; Mr. Rodek, 15,750; and Mr. Ferguson, 18,000. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 (the “Form 10-K”).

Our non-employee directors did not receive any option grants during the 2010 fiscal year. As of March 31, 2010, the aggregate number of stock options outstanding for each director was as follows: Mr. Coleman, 1,042; Mr. Levy, 1,042; Mr. Steffen, 1,042; Mr. Rodek, 0; and Mr. Ferguson, 0.

The HR Committee is currently evaluating our non-employee director compensation policies and practices, including the amounts of the annual retainers and per meeting fees and grants of equity awards, for fiscal year 2011.

Key Corporate Governance Initiatives

We are committed to continuously improving our corporate governance process to meet and, if possible, exceed all applicable regulatory requirements. The following description of our corporate governance profile highlights some of the key corporate governance initiatives undertaken by the Board:

Independent Directors. Eight out of the ten members of our Board meet the independence standards of the SEC and NASDAQ, and only one of our directors, Max Carnecchia, is employed by us. Moreover, our independent directors regularly meet in executive session to discuss matters of interest to them without management present. Finally, the Board has established the position of Chairman of the Board, currently held by Kenneth L. Coleman, an independent director. The Chairman of the Board presides at Board meetings and acts as a liaison between management and directors.

Code of Business Conduct and Ethics. The Board has adopted a Code of Business Conduct and Ethics that all directors, executive officers and employees must review and observe. The Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality. The Code of Business Conduct and Ethics can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Nomination of Directors

As mentioned above, the Governance and Nominating Committee is charged with making recommendations to the Board regarding qualified candidates to serve as directors. The committee’s goal is to assemble a board of directors with the skills and characteristics that, taken as a whole, will assure a strong board of directors with experience and expertise in all aspects of corporate governance. Accordingly, the Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including personal integrity, strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	The appropriate size of the Board;

•	Our needs with respect to the particular talents and experience of its directors; and

•

The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other Board members.

In addition to the foregoing criteria, the Governance and Nominating Committee considers diversity of age, sex, race and ethnicity in determining the composition and size of the Board, as such factors are believed to foster the effective functioning of the Board and to promote the interests of the Company and its stockholders. The Governance and Nominating Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities to the Company and its stockholders.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it deems to be in our best interests and those of our stockholders. The Governance and Nominating Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of an “independent director” under NASDAQ listing standards. The Governance and Nominating Committee also believes it is appropriate for our Chief Executive Officer to participate as a member of the Board.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, but the committee at all times seeks to balance the value of continuity of service by existing members of the Board with that of obtaining a new perspective. The Governance and Nominating Committee annually reviews the performance of the Board, its committees and each director. If any member of the Board does not wish to continue in service, the Governance and Nominating Committee’s policy is to require the Board member to submit a letter of resignation. In such event or if the Governance and Nominating Committee or the Board decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Governance and Nominating Committee has not paid a fee to any third party to assist in identifying potential nominees.

We do not have a formal policy concerning stockholder recommendations of director candidates to the Governance and Nominating Committee. The absence of such a policy does not mean, however, that such recommendations will not be considered. To date, we have not received any recommendations from stockholders, including recommendations from a stockholder that beneficially owns more than 5% of our common stock, requesting that the Governance and Nominating Committee consider a candidate for inclusion among the committee’s slate of nominees in our proxy statement. Stockholders wishing to make such a recommendation of a director candidate may do so by sending a written notice to the Governance and Nominating Committee, Attn: Chairman, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121, naming the proposed candidate and providing detailed biographical and contact information for such proposed candidate.

Report of the Audit Committee of the Board

The Audit Committee of the Board is comprised solely of independent directors, as defined by the listing standards of NASDAQ. In addition, at least one member of the Audit Committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The Audit Committee has furnished the following report:

The purpose of the Audit Committee is to oversee Accelrys’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee met on five occasions during the fiscal year ended March 31, 2010. The Audit Committee met privately in executive session with E&Y as a part of each regularly scheduled meeting.

The Audit Committee has reviewed and discussed Accelrys’s audited consolidated financial statements for the fiscal year ended March 31, 2010 with management and E&Y. Management is responsible for the (i) preparation, presentation and integrity of Accelrys’s financial statements, (ii) accounting and financial reporting principles, (iii) establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), (iv) establishing and maintaining internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), (v) evaluating the effectiveness of disclosure controls and procedures, (vi) evaluating the effectiveness of internal control over financial reporting, and (vii) evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. E&Y is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (“GAAP”), as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee reviewed and accepted E&Y’s Report of Independent Registered Public Accounting Firm included in Accelrys’ Annual Report on Form 10-K for the year ended March 31, 2010 related to its audit of the consolidated financial statements and financial statement schedule and their Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting related to the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, E&Y has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with E&Y their firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and E&Y referred to above, the Audit Committee approved the audited financial statements for inclusion in Accelrys’ Annual Report on Form 10-K for the year ended March 31, 2010, for filing with the SEC.

Submitted by the Audit Committee:

Christopher J. Steffen, Chairman

Ricardo B. Levy

Kenneth L. Coleman

Jeffrey Rodek

Larry Ferguson

Timothy Harkness*

Bruce Pasternack*

Chris van Ingen*

*	Appointed to the Board on July 1, 2010, in connection with the completion of the Merger and following the filing of the Form 10-K with the SEC on May 28, 2010. Accordingly, this Audit Committee member did not participate in the review or approval of the audited financial statements included in the Form 10-K.

This foregoing Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

Stockholder Communications with the Board

Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of our stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We currently believe that these informal efforts to receive and respond to stockholder communications to the Board have proven effective in obviating the need for any formal process.

Per our policy, members of the Board are invited to attend annual meetings of our stockholders. Two directors attended our 2009 annual meeting of stockholders.

Certain Relationships and Related Transactions

Transactions with Related Persons. Other than as disclosed in the Summary Compensation Table, we have not entered into any transactions with related persons since the beginning of fiscal year 2010 and we are not currently considering any proposed transactions with related persons.

Review, Approval or Ratification of Transactions with Related Persons. In January 2007, the Board adopted a related person transaction policy (the “Policy”). Pursuant to the Policy, each of our officers and directors is required to report to the Board any transaction which he or she believes may be a related person transaction and must obtain the approval of the Board prior to entering into such transaction. For purposes of the Policy, a related person transaction is any transaction in which (1) we are a participant, (2) the amount involved exceeds $120,000 and (3) the officer or director has a direct or indirect material interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Pursuant to its charter, our HR Committee administers our executive compensation program and has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy with respect to executive compensation. The HR Committee seeks to ensure that the total compensation paid to the executive officers and members of the Board is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the Named Executive Officers are similar to those provided to all of our other executive officers. In addition, the HR Committee oversees our compensation and other benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to executive officers) and reviews and approves all compensation decisions relating to our directors and executive officers, including the Named Executive Officers. The HR Committee works with management and our Compensation Consultant (as defined below) to align our compensation structure with our organizational goals and relevant market standards.

The HR Committee is comprised entirely of independent directors. The HR Committee’s Chairman is Ricardo B. Levy. The remaining HR Committee members are Kenneth L. Coleman, Larry Ferguson, Timothy Harkness, Bruce Pasternack, Jeffrey Rodek, Christopher J. Steffen, and Chris van Ingen. The Board has determined that each of these members is independent under NASDAQ listing standards currently in effect. The HR Committee’s membership is determined by the Board. The HR Committee met seven times during fiscal year 2010.

The HR Committee operates pursuant to a charter approved by the HR Committee and the Board. The charter can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Compensation Objective and Philosophy

The objective of our compensation program is to provide total compensation packages that will enable us to:

•	attract, motivate and retain outstanding employees, including the Named Executive Officers;

•	align the financial interests of our employees, including the Named Executive Officers, with the interests of our stockholders;

•	provide incentives for superior company and individual Named Executive Officer’s performance; and

•	encourage each Named Executive Officer to have a stake in our long-term performance and success.

To achieve this objective, the HR Committee has designed a compensation philosophy that seeks to combine “fixed” forms of compensation such as base salaries and certain other perquisites and ancillary benefits with “at-risk” forms of compensation such as performance-based cash bonuses and long-term equity incentive awards. In particular, the HR Committee believes that paying “fixed” forms of compensation that are competitive relative to our compensation peer group helps to ensure that we maintain our ability to attract, motivate and retain individuals of superior ability and managerial talent in key positions. Likewise, the HR Committee believes that awarding “at-risk” forms of compensation helps to further align our employees’ interests with those of the stockholders by providing incentives for superior performance relative to established goals, while also encouraging employees to value our long-term performance. Thus, our compensation program allows us to reward short-term achievement of objectives and to foster long-term participation in our success.

We utilize four basic categories of compensation. First, we set base salaries at levels designed to attract and retain qualified executives based on their levels of experience relevant to our business. Second, we offer performance-based cash bonuses meant to reward achievement of certain key financial and operational goals.

Third, we grant long-term equity incentive awards, which vest over time, to encourage sustained loyalty and performance and to foster in each executive a sense of ownership and shared purpose. Finally, we may offer specific additional perquisites and ancillary benefits that the HR Committee has determined to be widely offered within our Compensation Peer Group (as defined below).

To date, the HR Committee has not established any formal policy or target for the relative balance of “fixed” and “at-risk” compensation. However, in light of the importance of uniting the concepts of personal performance with our corporate performance and success, a significant percentage of the total compensation for executive officers is generally allocated to “at-risk” forms of compensation, such as performance-based cash bonuses which reward achievement of our fiscal year objectives and long-term equity incentive awards, which reward increasing our value over the long term. In general, the HR Committee targets all components of compensation to fall between the median and 75th percentile of the Compensation Peer Group and believes that the total compensation program represents an appropriate balance of incentives and compensation approaches and does not encourage our executives to take excessive risks in their management of our business.

Process for Setting Executive Compensation

The HR Committee understands that we compete with many companies for executive-level talent. Accordingly, the HR Committee strives to implement compensation packages for executive officers that are competitive with the total compensation paid to similarly situated executives of the companies comprising what we refer to as our “Compensation Peer Group”. The companies within the Compensation Peer Group that the HR Committee considers when implementing compensation packages may vary depending on the nature of the executive role being considered. The companies comprising the Compensation Peer Group were selected in 2008 based upon an analysis of recent public filings performed by Frederic W. Cook & Co., Inc., our independent compensation consultant (the “Compensation Consultant”), of a software industry peer group as compiled by Standard & Poor’s. This group was chosen by reference to revenue, headcount, profit and loss and market capitalization within ranges believed by the HR Committee to be similar to the same attributes of the Company. This Compensation Peer Group was used, when available, for all executive officers, including Named Executive Officers. However, given the wide variation in performance and limited sample size of publicly-held companies which the HR Committee considers similar for purposes of attracting talent, each company’s performance relative to us was not considered for any given criteria when determining whether the compensation offered by the Company is competitive. The Compensation Peer Group included 21 companies in the same Standard & Poor’s industry classification as the Company. When selected, the companies ranged from $43 million to $149 million in annual revenues, 101 to 761 employees, a loss of $41 million to a profit of $22 million and $82 million to $327 million in market capitalization. The table below sets forth certain reference data relating to the Compensation Peer Group and the Company’s relative position within the group, in each case as of April 30, 2008.

Latest Available Four Quarters ($ millions)				Employees		Market Capitalization ($ millions)
Revenues		Net Income
Sonic Solutions	$149	Actuate	$22	SumTotal Systems	761	Double-Take Software	$327
Actuate	$138	Double-Take Software	$19	Sonic Solutions	734	Smith Micro Software	$262
SumTotal Systems	$129	Symyx Tech	$19	Symyx Tech	600	Symyx Tech	$252
Symyx Tech	$125	Synplicity	$11	Actuate	581	Actuate	$250
NYFIX	$122	American Software	$8	Unica	501	Guidance Software	$242
OpenTV	$110	Sourceforge	$8	OpenTV	497	Sonic Solutions	$242
Unica	$107	Sonic Solutions	$6	OPNET Tech	490	Moldflow	$239
Callidus Software	$102	Smith Micro Software	$3	Captaris	450	ArcSight	$238
OPNET Tech	$99	ArcSight	$2	Accelrys	372	Synplicity	$212
ArcSight	$98	OPNET Tech	$2	Callidus Software	355	Demandtec	$205
Captaris	$95	Accelrys	$1	Double-Take Software	354	OPNET Tech	$186
American Software	$90	Captaris	$0	Guidance Software	350	OpenTV	$158
Double-Take Software	$88	Unica	$0	American Software	308	American Software	$158
Accelrys	$80	Scientific Learning	$(1)	Synplicity	287	Callidus Software	$156
Guidance Software	$79	Lyris	$(2)	Moldflow	267	Accelrys	$152
Synplicity	$75	Moldflow	$(2)	NYFIX	225	NYFIX	$150
Smith Micro Software	$73	Guidance Software	$(3)	Smith Micro Software	225	Unica	$142
Demandtec	$61	SumTotal Systems	$(4)	Demandtec	218	SumTotal Systems	$133
Moldflow	$61	Demandtec	$(4)	ArcSight	204	Captaris	$128
Sourceforge	$53	OpenTV	$(5)	Scientific Learning	198	Sourceforge	$123
Scientific Learning	$46	Callidus Software	$(12)	Lyris	162	Scientific Learning	$86
Lyris	$43	NYFIX	$(41)	Sourceforge	101	Lyris	$82

Source: Standard & Poor’s Compustat.

In addition to comparing compensation levels to the Compensation Peer Group, the HR Committee may, as it deems appropriate in the case of certain executive roles, refer to the practices of other similarly situated companies within the high-technology sector or to the practices of companies similar to ours in terms of size, location, operations and other attributes. The HR Committee also incorporates salary survey data from the Radford High Technology Survey as provided by its Compensation Consultant to determine appropriate compensation levels.

Ultimately, the HR Committee makes all compensation decisions for our executive officers. However, per its charter, the HR Committee has the authority to engage the services of outside advisors, experts and others to assist it in fulfilling its duties. In accordance with this authority, for fiscal year 2010, the HR Committee consulted with the Compensation Consultant to advise it on matters related to the compensation and benefits of our Chief Executive Officer and other executives. The Compensation Consultant was engaged by, reported to and received compensation approved by the HR Committee (rather than the Company itself). In addition, from time to time, the HR Committee may solicit the input of our President and Chief Executive Officer, Max Carnecchia, Vice President of Human Resources, Judith Ohrn Hicks, and Senior Vice President, General Counsel and Secretary, David R. Mersten, with respect to executive compensation matters.

Executive Compensation Components

The following discussion further describes the components and mix of compensation we pay to our executive officers, as well as how we generally determine the amount of each component. It also explains how each component of compensation fits into our overall compensation objectives and affects decisions regarding other components of compensation. This discussion and analysis should be read together with the “Summary

Compensation Table” and the “Grants of Plan-Based Awards Table” (and the related narrative disclosure for each such table) that appear directly following this Compensation Discussion and Analysis.

As referenced above, for fiscal year 2010, the principal components of compensation for executive officers were:

•	base salary;

•	performance-based cash bonuses;

•	long-term equity incentive awards; and

•	certain other perquisites and ancillary benefits.

Each of these components is described in greater detail below.

Base Salary

We provide our executive officers and other employees with base salaries to compensate them for services rendered during the fiscal year. During its review of base salaries for executive officers for fiscal year 2010, the HR Committee primarily considered:

•	Compensation Peer Group market data provided by our Compensation Consultant along with data published by independent third-party sources;

•	the results of its own internal review and appraisal of the executive’s compensation, both individually and relative to other executive officers; and

•	the individual performance and scope of responsibility of the executive.

Base salary levels are considered annually as part of our performance review process, as well as upon a promotion or other material change in job responsibility. Changes in base salary levels may be merit-based or circumstance-based as determined to be appropriate by the HR Committee. In reviewing individual executive performance, the HR Committee considered factors including functional role expertise, leadership skills, business and financial acumen, ability to drive results and the executive’s overall performance in his or her position. For fiscal year 2010, the HR Committee determined that base salaries would remain constant at the 2009 levels for the 2010 fiscal year due to the overall macroeconomic climate. In reaching this decision, the HR Committee generally determined that the executives’ and Named Executive Officers’ current base salaries were between the median and 75th percentile of equivalent positions within the Compensation Peer Group, in alignment with the HR Committee’s targets for executive base salaries.

In June 2009, the Board appointed Max Carnecchia to serve as our President and Chief Executive Officer. The HR Committee set Mr. Carnecchia’s base salary at $400,000 per year after taking into consideration the base salary of our prior chief executive officer, Mark Emkjer, the base salaries of similarly situated executives in the Compensation Peer Group and Mr. Carnecchia’s compensation as President of Interwoven, Inc. In July 2009, the Board appointed Todd Johnson, our former interim President and Chief Executive Officer, as our Senior Vice President of Marketing and Operations, on a part-time basis. The HR Committee set his base salary at $111,000 per year taking into account the base salaries of our other executive officers and similarly situated executives in the Compensation Peer Group. In December 2009, the Board appointed Paul Burrin as our Senior Vice President and Chief Marketing Officer and the HR Committee set his base salary at $285,000. In January 2010, the Board appointed Michael A. Piraino as our Senior Vice President and Chief Financial Officer and the HR Committee set his base salary at $300,000. In determining the base salaries for Mr. Piraino and Dr. Burrin, the HR Committee considered their prior experience and compensation and the base salaries of our other executive officers and similarly situated executives in the Compensation Peer Group.

Performance-Based Cash Incentive Compensation

Our Management Incentive Plan (the “Management Incentive Plan”) is one of the key components of the “at-risk” compensation we offer to our executives. The Management Incentive Plan allows each executive officer to earn up to 100% of his or her target incentive amount based upon actual achievement as compared to certain specified corporate performance targets set by the HR Committee. In addition, each executive officer may earn up to an additional 100% of his or her target incentive amount based upon exceeding these performance targets. In setting the corporate performance targets, the HR Committee’s goal is to set targets which are challenging, reflect the business conditions within our markets and are consistent with achieving our short- and long-term goals. By so doing, the HR Committee believes we can leverage this compensation element to align the personal performance objectives of our executive officers with our annual performance objectives. The Management Incentive Plan also allows the HR Committee to exercise discretion over various elements of the Management Incentive Plan, including the amounts of the awards ultimately earned under the Management Incentive Plan. Accordingly, the HR Committee reserves the right to modify individual incentive targets, specified corporate performance targets or payment levels—in each case, upwards or downwards—in order to maintain the appropriate levels of retention and reward value as individual, company or market conditions may dictate.

During the first quarter of fiscal year 2010, the HR Committee selected the specific group of employees eligible to participate in the Management Incentive Plan, established the specific corporate performance targets for the year and set target bonus percentages for each participant. We filed the fiscal year 2010 Management Incentive Plan document as an exhibit to our Annual Report on Form 10-K for the year ended March 31, 2009. The target bonus percentage (represented as a percentage of base salary) for our participating executive officers was 40% with the exception of the (i) then-current President and Chief Executive Officer, whose target percentage was 100% of base salary, (ii) then-current Senior Vice President and Chief Financial Officer, whose target percentage was 50% of base salary and (iii) then-current Senior Vice President of Worldwide Sales and Services, whose target percentage was 100% of base salary (with greater emphasis on the orders bookings target).

The Management Incentive Plan takes into account both corporate and individual performance components. The corporate performance component consists of two equally-weighted financial metrics—non-GAAP operating income and orders bookings target—which collectively comprise 80% of the total target bonus. The individual performance component, which consists of individual performance objectives, comprises 20% of the total target bonus. Performance against individual performance objectives is determined at the sole discretion of our Chief Executive Officer and payment is awarded upon approval by the HR Committee. Upon completion of the 2010 fiscal year, the HR Committee assessed the performance of the Company against each corporate performance component and determined that we had overachieved against one of our targets and slightly underachieved against the other target of the Management Incentive Plan. With respect to the individual performance components, our Chief Executive Officer assessed the performance of each executive officer based on achievement of the individual performance targets and made his determinations as to the 20% discretionary portion of the total target bonus, which was approved by the HR Committee. Accordingly, pursuant to the terms of the Management Incentive Plan, the HR Committee approved bonus payments to executives in an amount of up to 124% of each executive’s target incentive amount for the 2010 fiscal year. These payments were pro-rated for officers who were not employed for the entire fiscal year 2010.

In connection with their respective appointments as executive officers of the Company, the HR Committee set the target bonuses for each of Messrs. Carnecchia, Piraino, Johnson and Burrin at 80%, 50%, 66.7% and 50%, respectively, of their annual base salaries, which percentages fall between the median and 75th percentile of equivalent positions within the Compensation Peer Group.

Long-Term Equity Incentive Compensation

Our long-term equity incentive compensation program is another key component of our “at-risk” compensation package. However, whereas other components such as performance-based cash compensation ultimately tie individual success to predefined corporate performance targets, the value of our long-term incentive compensation program is even more directly related to the value we create for our stockholders via appreciating stock prices.

Under the long-term equity incentive compensation program, grants of equity-based awards are made to the Named Executive Officers and other eligible employees upon commencement of employment with us, promotion to a new role and/or annually thereafter following our earnings release for the first quarter of each fiscal year and based upon eligibility and performance criteria upon completion of our annual prior-year performance review process. When making equity award decisions, the Accelrys HR Committee considers market data relating to the Compensation Peer Group, the grant size, the forms of long-term equity compensation available to it under existing plans, the status of awards granted in previous years, our performance and the value of a specific position to us and individual performance criteria. All long-term equity incentive compensation awards made in fiscal year 2010 were granted pursuant to the 2004 Amended and Restated Stock Incentive Plan (the “2004 Stock Plan”). In fiscal year 2010, the HR Committee referred to relevant market data relating to the Compensation Peer Group and in consultation with the Compensation Consultant, determined an appropriate percentage of our market capitalization to be utilized in connection with awarding of annual grants to Accelrys executives and other continuing employees. From this percentage, the HR Committee, by factoring in the anticipated value of awards, derived the proper number of shares of common stock to be reserved for the annual equity incentive award pool. Finally, based on relevant market data and input from the Compensation Consultant, the HR Committee calculated the relative sizes of equity awards to be made to eligible recipients.

As a result of the approach described above, the HR Committee determined that approximately 2.0% of our market capitalization would be utilized in connection with the annual long-term incentive compensation program for fiscal year 2010, resulting in approximately 1,550,000 shares of common stock being reserved for the 2010 annual equity incentive award pool. Such award pool fell between the median (1.9%) and the 75th percentile (3.4%) of the market capitalization utilized by the Compensation Peer Group in connection with their respective annual long-term incentive compensation programs. Based upon the Compensation Consultant’s recommendations, the HR Committee decided to award approximately 40% of this available annual equity incentive award pool for fiscal year 2010 to our executive officers. In deciding individual annual executive officer grants, the HR Committee considers each executive’s existing ownership levels and equity stakes in the Company. In 2010, the HR Committee reviewed the Compensation Consultant’s analysis of Compensation Peer Group data, together with individual performance reviews provided by our Chief Executive Officer, and made the resulting awards.

In connection with, and in recognition of, their appointments as executive officers, the HR Committee awarded Messrs. Carnecchia, Piraino and Burrin options to purchase 800,000, 125,000 and 100,000 shares of our common stock, respectively, and further awarded Mr. Piraino and Dr. Burrin RSUs representing the right to acquire 60,000 and 50,000 shares of our common stock, respectively. Such awards were made in an effort to align their respective long-term equity incentives with that of our other executive officers and similarly situated executives in the Compensation Peer Group.

Perquisites and Other Ancillary Benefits

We provide the Named Executive Officers and other employees with perquisites and other ancillary benefits that the HR Committee believes are consistent with its objectives and philosophy set forth above. A description of these perquisites and other ancillary benefits, which the HR Committee periodically reviews and adjusts as deemed necessary, is set forth below.

Employee Stock Purchase Plan. In order to encourage ownership of our common stock and to align our employees’ interests with those of our stockholders, all employees are eligible to participate in our 2005 Employee Stock Purchase Plan (the “Purchase Plan”). However, no employee may be granted an opportunity to purchase stock under the Purchase Plan if immediately after the grant, he or she would own stock representing

5% or more of the total combined voting power or value of all classes of our capital stock. The Purchase Plan permits participants to purchase shares of our common stock through payroll deductions of up to 10% of their total annual compensation resulting in the purchase of up to 1,000 shares of our common stock in any given six-month period. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each purchase period. The price of stock purchased under the Purchase Plan is generally 85% of the lower of the fair market value of our common stock either at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period and, if they elect to do so, they are paid their accumulated payroll deductions to date, without interest. Participation in the Purchase Plan ends automatically upon termination of employment with us, at which time we refund to the employee accumulated payroll deductions, without interest, through the date of such termination.

Retirement Benefits. All of our employees in the United States are eligible to participate in our 401(K) Savings Plan (the “401(K) Plan”). The 401(K) Plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees, including the Named Executive Officers, are permitted to contribute up to the limit prescribed by the Internal Revenue Service to the 401(K) Plan on a before-tax basis. We match 50% of the first 8% of pay that is contributed to the 401(K) Plan by each participant each year. Our matching contributions vest over a three-year period and an employee forfeits any unvested dollar amounts in the event of his or her termination of employment prior to the completion of the applicable vesting period. Once an employee completes three years of service with Accelrys, all matching contributions, including those made by us following such three-year period, are fully vested.

Life and Long Term Disability Insurance. All of our Named Executive Officers and other executive officers in the United States are enrolled in our group life and disability insurance plans. All executive participants are entitled to a benefit under the group life insurance plan equal to two times their respective annual base salary and target annual incentive in effect on the date of death, up to a maximum benefit of $1 million. The long-term disability plan provides a monthly benefit to executive officers in the event of disability of 60% of the participant’s annual base salary to a maximum monthly amount of $15,000.

Tax and Accounting Implications

As part of its role in developing and overseeing our compensation programs, the HR Committee reviews and considers the deductibility of executive compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to the Named Executive Officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m). The HR Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the HR Committee will balance the costs and burdens involved in such compliance against the value to us and our stockholders of the tax benefits that we would obtain as a result, and may in certain instances pay compensation that is not fully deductible if, in its determination, such costs and burdens outweigh such benefits.

In granting awards pursuant to the long-term equity incentive compensation program, the HR Committee considers the effect of FASB ASC Topic 718, which requires companies to estimate and record as an expense the fair value of share-based payment awards on the date of grant using an option-pricing model. When determining the appropriate form of incentive award (e.g., stock options, restricted stock, RSUs, or stock appreciation rights), the HR Committee’s goal is to weigh the cost of these grants with their potential benefits as a compensation tool. In part due to the adoption of FASB ASC Topic 718 and resulting compensation expense associated with the granting of stock awards (as discussed above), the HR Committee awarded RSUs, as well as stock options, to the Named Executive Officers in fiscal year 2010.

Executive Employment Agreements

We have employment agreements with certain of our executives, including certain Named Executive Officers, which provide those executives with certain severance benefits. These arrangements are intended to attract and retain qualified executives and include restrictive covenants in favor of us in exchange for the severance benefits that we believe provide us with significant value in prohibiting our executives from competing against us, using our confidential information and hiring our best talent if they wish to leave our employment. The agreements also provide for severance payments to be made after a change of control.

The provisions of these agreements related to severance and change of control were based on relevant market data from, and extensive consultation with, our Compensation Consultant. We believe that not providing these agreements may put us at a competitive disadvantage in our ability to attract and retain qualified executives and to limit the ability of our competitors to hire away our best talent and our former employees to compete against us.

During fiscal year 2010, we entered into employment agreements with each of Mr. Carnecchia, Mr. Piraino, Mr. Johnson and Dr. Burrin. Additionally, during this time period and consistent with his employment agreement, we paid severance to Rick Russo, our former Senior Vice President and Chief Financial Officer.

For a detailed description of these employment agreements, see the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.

Risk Assessment

Because performance-based incentives play a large role in our executive compensation program, it is important to ensure that these incentives do not result in our executive officers taking actions that may conflict with our long-term interests. The HR Committee has reviewed and discussed the structure of our executive compensation programs to assess whether any aspect of the programs could potentially be expected to provide an incentive to our executive officers to take any unnecessary or inappropriate risks that could threaten our operating results, financial condition or impact long-term shareholder value. The HR Committee considered the findings of the assessment, which was conducted internally, and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage executives to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Company.

Report of the Human Resources Committee of the Board of Directors

The HR Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Human Resources Committee:

Ricardo B. Levy, Chairman

Kenneth L. Coleman

Christopher J. Steffen

Jeffrey Rodek

Larry Ferguson

Timothy Harkness*

Bruce Pasternack*

Chris van Ingen*

*	Appointed to the Board on July 1, 2010, in connection with the completion of the Merger and following the HR Committee’s recommendation to the Board that the Compensation Discussion and Analysis be included in this proxy statement (the “HR Committee Recommendation”). Accordingly, this HR Committee member did not participate in any review or approval in connection with the HR Committee Recommendation.

The foregoing HR Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

Human Resources Committee Interlocks and Insider Participation

As noted above, the HR Committee consists of Messrs. Coleman, Levy, Steffen, Rodek, Ferguson, Harkness, van Ingen and Pasternack. None of these directors has at any time been an officer of Accelrys or any of its subsidiaries. During the last fiscal year, no interlocking relationship existed between the Board or HR Committee and the board of directors, human resources committee or compensation committee, as appropriate, of any other company.

Executive Officers

The current executive officers of Accelrys are:

Name	Age	Position
Max Carnecchia	47	President and Chief Executive Officer
Michael A. Piraino	57	Senior Vice President and Chief Financial Officer
Todd Johnson	47	Executive Vice President of Sales, Marketing and Services
David R. Mersten	45	Senior Vice President, General Counsel and Secretary
Frank K. Brown, Ph.D.	51	Senior Vice President and Chief Science Officer
Mathew Hahn, Ph.D.	50	Senior Vice President, Research and Development
Trevor Heritage, Ph.D.	44	Senior Vice President, Software Products
Judith Ohrn Hicks	46	Vice President, Human Resources

Max Carnecchia currently serves as our President and Chief Executive Officer and has also served on the board of directors since June 2009. Prior to joining Accelrys, Mr. Carnecchia served as President of Interwoven, Inc., which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Inc., Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation from September 1996 to February 2000.

Michael A. Piraino has served as our Senior Vice President and Chief Financial Officer since January 2010. Prior to joining Accelrys, he served as Co-founder and Chief Financial Officer of M2 Technology Partners, LLC, a private investment company focused on domestic and international acquisitions of software and services businesses, from May 2008 to June 2009. Before M2, from April 2003 to May 2008, he was Executive Vice President and Chief Financial Officer of Epicor Software Corporation, a leading global provider of enterprise business software solutions for midmarket-sized companies.

Todd Johnson has served as our Executive Vice President of Sales, Marketing and Services since April 2010. Mr. Johnson previously served as the Senior Vice President of Marketing and Operations of Accelrys from July 2009 through March 2010. From January 2009 through June 2009, Mr. Johnson served as Accelrys’s interim President and Chief Executive Officer. Prior to joining Accelrys, Mr. Johnson was Chief Executive Officer of Kontiki, Inc., prior to its acquisition by VeriSign, Inc., following which Mr. Johnson was appointed to the roles of Vice President of VeriSign’s broadband content business and Senior Vice President of Global Marketing. Mr. Johnson began his career with Hewlett Packard and spent eleven years at Silicon Graphics, Inc., where he became Senior Vice President of Worldwide Marketing.

David R. Mersten has served as our Senior Vice President, General Counsel and Secretary since 2005. Prior to joining Accelrys, from 2000 to 2005, Mr. Mersten served as Vice President, General Counsel and Assistant

Secretary for Applied Micro Circuits Corporation, a company that designs hardware and software solutions for the communications and storage markets. From 1997 to 2000, Mr. Mersten served as corporate counsel for Integrated Device Technology, Inc., a designer of semiconductors.

Frank K. Brown, Ph.D., has served as our Senior Vice President and Chief Science Officer since 2006. Prior to joining Accelrys, from 1997 to 2006, Dr. Brown held positions of increasing responsibility at Johnson & Johnson, one of the world’s largest pharmaceutical companies. Most recently, he held the position of Senior Research Fellow within the Office of the Chief Information Officer.

Mathew Hahn, Ph.D. has served as our Vice President of Research and Development since 2008. From 2006 to 2008, Dr. Hahn served as Vice President of Platform Strategy and Technologies, and from 2005 to 2006, Dr. Hahn served as Accelrys’s Vice President, Chief Science and Technology Officer. From 2004 to 2005, Dr. Hahn served as Vice President, General Manager of SciTegic, Inc., a wholly-owned subsidiary of the Company that Dr. Hahn co-founded in 1999. Prior to founding SciTegic, Inc., Dr. Hahn served as Director of Development at Accelrys from 1989 to 1999.

Trevor Heritage, Ph.D., has served as our Senior Vice President of Software Products since July 2010. Dr. Heritage was the President of Symyx’s software division, having joined Symyx in 2007 when Symyx acquired MDL Information Systems, where he served as Senior Vice President of Software Product Management and Strategy. Prior to joining MDL, Dr. Heritage was with Tripos, Inc., a discovery informatics company focused on the life sciences industry, from 1994 to 2005, most recently serving as Senior Vice President and General Manager, Discovery Informatics, where he was responsible for leading product development efforts.

Judith Ohrn Hicks has served as our Vice President, Human Resources since 1999. Mrs. Ohrn Hicks originally joined Accelrys in 1993 and has held a variety of human-resources-related positions during her tenure with Accelrys. Prior to 1993, she held positions with the specialty retail division of General Mills, Inc., a leading producer of packaged consumer foods, and Software Developers Corporation, a publicly-traded software company that was acquired by Programmer’s Paradise, Inc., a publicly-traded company, in June 1996.

There are no family relationships among any executive officers of Accelrys. There currently are no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any executive officer of Accelrys.

Summary Compensation Table

The following summary compensation table sets forth certain information concerning cash and non-cash compensation earned by our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers (including our former Senior Vice President and Chief Financial Officer, former Senior Vice President, Worldwide Sales and Services and former Senior Vice President and Chief Marketing Officer) (collectively, the “Named Executive Officers”) during our fiscal year ended March 31, 2010.

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Compensation (2)	All Other Compensation		Total
Current Named Executive Officers
Max Carnecchia	2010	$318,205		$		$—	$2,283,200	$314,179	$52,363	(3)	$2,967,947
President and Chief Executive Officer	2009	—				—	—	—	—		—
	2008	—				—	—	—	—		—

Michael A. Piraino	2010	72,885				346,200	347,650	43,315	710	(4)	810,760
Senior Vice President and Chief Financial Officer	2009	—				—	—	—	—		—
	2008	—				—	—	—	—		—

Todd Johnson	2010	201,125				—	—	170,219	6,322	(5)	377,666
Executive Vice President of Sales, Marketing and Services	2009	102,038				—	—	100,000	3,938	(6)	205,976
	2008	—				—	—	—	—		—

Mathew A. Hahn, Ph.D.	2010	242,667				122,200	306,120	120,363	9,854	(7)	801,204
Vice President, Research and Development	2009	208,000				170,500	249,240	68,390	10,403	(8)	706,533
	2008	120,000				9,540	—	—	342	(9)	129,882

Former Named Executive Officers
Paul Burrin, Ph.D. (10)	2010	85,317				275,000	270,010	51,800	3,296	(11)	685,423
Former Senior Vice President and Chief Marketing Officer	2009	—				—	—	—	—		—
	2008	—				—	—	—	—		—

Rick E. Russo (12)	2010	206,250				67,210	84,183	109,313	450,879	(13)	917,835
Former Senior Vice President and Chief Financial Officer	2009	275,000				243,500	—	104,775	14,423	(14)	637,698
	2008	255,000	(15)			95,400	—	127,500	11,781	(16)	489,681

Ilene Vogt (17)	2010	250,000				79,430	101,020	369,867	29,732	(18)	830,049
Former Senior Vice President, Worldwide Sales and Services	2009	164,904			$50,000	155,100	311,900	128,584	15,903	(19)	826,391
	2008	—				—	—	—	—		—

(1)	The amounts shown under the “Stock Awards” and “Option Awards” columns are equal to the aggregate grant date fair value of each RSU and stock option award computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

(2)	The amounts shown under the “Non-Equity Incentive Compensation” column represent annual management incentive bonuses earned in each fiscal year.

(3)	Represents relocation related benefits of $33,900, tax gross up of $16,734, a matching contribution of $417 under the 401(K) Plan, group term life insurance premiums of $1,312 paid on behalf of Mr. Carnecchia. Upon Mr. Carnecchia’s commencement of employment with us in 2009, we entered into an agreement with Mr. Carnecchia entitling him to be reimbursed for expenses incurred in connection with his relocation to San Diego from Menlo Park.

(4)	Represents group term life insurance premiums of $710 paid on behalf of Mr. Piraino.

(5)	Represents a matching contribution of $5,778 under the 401(K) Plan and group term life insurance premiums of $544 paid on behalf of Mr. Johnson.

(6)	Represents a matching contribution of $3,582 under the 401(K) Plan and group term life insurance premiums of $356 paid on behalf of Mr. Johnson.

(7)	Represents a matching contribution of $8,770 under the 401(K) Plan and group term life insurance premiums of $1,084 paid on behalf of Dr. Hahn.

(8)	Represents a matching contribution of $9,520 under the 401(K) Plan and group term life insurance premiums of $883 paid on behalf of Dr. Hahn.

(9)	Represents group term life insurance premiums of $342 paid on behalf of Dr. Hahn.

(10)	On July 19, 2010, we entered into a separation agreement with Dr. Burrin, pursuant to which he resigned as Senior Vice President and Chief Marketing Officer of the Company.

(11)	Represents a matching contribution of $2,850 under the 401(K) Plan and group term life insurance premiums of $446 paid on behalf of Dr. Burrin.

(12)	On December 31, 2009, we entered into a separation agreement with Mr. Rick Russo, pursuant to which he resigned as Senior Vice President and Chief Financial Officer of the Company.

(13)	Represents a matching contribution of $7,050 under the 401(K) Plan, a vacation benefit payout of $25,740, group term life insurance premiums of $2,645 paid on behalf of Mr. Russo, post-employment medical insurance premiums of $2,944 paid on behalf of Mr. Russo and severance benefits of $412,500, of which $103,125 was paid during fiscal year 2010. The remaining amounts will be paid in equal monthly installments through December 2010.

(14)	Represents a matching contribution of $10,450 under the 401(K) Plan and group term life insurance premiums of $3,973 paid on behalf of Mr. Russo.

(15)	Pursuant to the Accelrys Executive Deferred Compensation Plan (the “EDC Plan”), 3% of Mr. Russo’s pre-tax base salary was deferred and contributed to the EDC Plan.

(16)	Represents a matching contribution of $8,098 under the 401(K) Plan and group term life insurance premiums of $3,683 paid on behalf of Mr. Russo.

(17)	Ms. Vogt’s employment as Senior Vice President of Sales and Services terminated effective May 5, 2010.

(18)	Represents a matching contribution of $9,800 under the 401(K) Plan, group term life insurance premiums of $1,932 paid on behalf of Ms. Vogt and reimbursement for car allowance of $18,000.

(19)	Represents a matching contribution of $2,500 under the 401(K) Plan, group term life insurance premiums of $1,403 paid on behalf of Ms. Vogt and reimbursement for car allowance of $12,000.

Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards granted by us during the year ended March 31, 2010 to each of the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number Of Shares Of Stock or Units (2)	All Other Option Awards: Number Of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock And Option Awards (5)
Name	Grant Date	Target	Maximum
Current Named Executive Officers
Max Carnecchia	—	$320,000	$640,000	—	—	—	—
	6/15/2009	—	—	—	800,000	5.38	$2,283,200

Michael A. Piraino	—	150,000	300,000	—	—	—
	1/5/2010	—	—	60,000	—	—	346,200
	1/5/2010	—	—	—	125,000	5.77	347,650

Todd Johnson	—	44,400	88,800	—	—	—	—

Mathew A. Hahn, Ph.D.	—	104,000	208,000	—	—	—	—
	7/30/2009	—	—	20,000	—	—	122,200
	7/30/2009	—	—	—	100,000	6.11	306,120

Former Named Executive Officers
Paul J. Burrin, Ph.D. (6)	—	142,500	285,000	—	—	—	—
	12/14/2009	—	—	50,000	—	—	275,000
	12/14/2009	—	—	—	100,000	5.50	270,010

Rick E. Russo (7)	—	137,500	275,000	—	—	—	—
	7/30/2009	—	—	11,000	—	—	67,210
	7/30/2009	—	—	—	27,500	6.11	84,183

Ilene Vogt (8)	—	250,000	500,000	—	—	—	—
	7/30/2009	—	—	13,000	—	—	79,430
	7/30/2009	—	—	—	33,000	6.11	101,020

(1)

Executive officers are eligible to receive cash bonuses under the Management Incentive Plan based on the achievement of certain corporate performance goals. Payments are based on achieving certain non-GAAP operating income and an orders bookings target, as well as certain individual performance objectives, as described in the Compensation Discussion and Analysis. The target payments are based on achieving the targeted level of performance and range from 40% to 100% of annual base salary per officer, prorated for the amount of time employed during fiscal year 2010. The maximum payments are based on achievement of the plan maximum, which allows for 200% of the target amount payable in the event of over-achievement. The actual amounts earned by each Named Executive Officer for fiscal year 2010 are included in the Summary Compensation Table.

(2)	The RSUs vest in equal annual installments over the three-year period commencing on the date of grant.

(3)	One-quarter of the stock options granted vest upon the first anniversary of the date of grant and 1/48th of the shares vest monthly thereafter so that the stock option will be fully vested on the fourth anniversary of the date of grant.

(4)	In accordance with the terms of our stock plans, the exercise price of stock options awarded is the closing price of our common stock on the NASDAQ Global Market on the date of grant.

(5)	The amounts disclosed in the “Grant Date Fair Value of Stock and Option Awards” column are equal to the aggregate grant date fair value of each RSU and stock option award computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 to the consolidated financial statements included in our Form 10-K.

(6)	The RSUs granted to Dr. Burrin were automatically cancelled upon his termination of employment on July 1, 2010.

(7)	The RSUs granted to Mr. Russo were automatically cancelled upon his termination of employment on December 31, 2009.

(8)	The RSUs granted to Ms. Vogt were automatically cancelled upon her termination of employment on May 5, 2010.

Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

For a narrative discussion of the Summary Compensation Table and the Grants of Plan Based Awards table, see the footnotes to the tables as well as the Compensation Discussion and Analysis. In addition, below is a description of the material compensation-related terms of all employment agreements in effect during fiscal year 2010 with the Named Executive Officers. For a description of the payments and benefits that would be provided to the Named Executive Officers in connection with a termination of their employment or a change of control, see the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.

Current Named Executive Officers

Max Carnecchia

In June 2009, we entered into an employment agreement with Max Carnecchia, our current President and Chief Executive Officer. Pursuant to the terms of the agreement, Mr. Carnecchia’s annual base salary is subject to annual review by the HR Committee. He is also eligible to participate in the Management Incentive Plan with a targeted bonus of 80% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and the 401(K) Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees. Mr. Carnecchia is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.

Michael A. Piraino

In January 2010, we entered into an employment agreement with Michael A. Piraino, our Senior Vice President and Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Piraino’s annual base salary is subject to annual review by the HR Committee. He is also eligible to participate in the Management Incentive Plan with a targeted bonus of 50% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and the 401(K) Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees. Mr. Piraino is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.

Todd Johnson

In April 2010, we entered into an employment agreement with Todd Johnson, our current Executive Vice President of Sales, Marketing and Services. Pursuant to the terms of the employment agreement, Mr. Johnson’s annual base salary is subject to annual review by the HR Committee. He is also eligible to participate in the Management Incentive Plan with a targeted bonus of 100% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and the 401(K) Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees. Mr. Johnson is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by Accelrys without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.

Mathew A. Hahn, Ph.D.

In September 2004, we entered into an employment agreement with Dr. Hahn, which was amended in August 2005 and September 2006. As amended, the agreement entitles Dr. Hahn to receive certain severance payments and benefits in the event that his employment is terminated by us without cause or by him for good reason, as discussed under the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”. In June 2009, Dr. Hahn was promoted to Senior Vice President of Research and Development. Dr. Hahn’s annual base salary is $260,000 and he is also eligible to participate in the Management Incentive Plan with a targeted bonus of 40% of his base salary. Dr. Hahn is also entitled to medical, dental and disability coverage and the 401(K) Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees.

Former Named Executive Officers

Paul Burrin, Ph.D.

On July 19, 2010, we entered into a Separation Agreement and Release with Paul Burrin, our former Senior Vice President and Chief Marketing Officer. Pursuant to the terms of the agreement, Dr. Burrin released all claims against Accelrys. Pursuant to the terms of his employment agreement, upon separation of employment from us, Dr. Burrin became entitled to severance payments in the amount of $142,500, which will be paid in equal semi-monthly installments through January 2011.

Rick E. Russo

On December 31, 2009, we entered into a Separation Agreement and Release with Rick Russo, our former Senior Vice President and Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Russo released all claims against Accelrys. Pursuant to the terms of his employment agreement, upon separation of employment from us, Mr. Russo became entitled to severance payments in the amount of $412,500, of which $103,125 was paid during fiscal year 2010. The remaining amounts will be paid in equal semi-monthly installments through December 2010.

Ilene Vogt

On April 21, 2010, we entered into a Separation Agreement and Release with Ilene Vogt, our former Senior Vice President of Worldwide Sales and Services. Pursuant to the terms of the agreement, Ms. Vogt released all claims against Accelrys. Pursuant to the terms of her employment agreement, upon separation of employment from us, Ms. Vogt became entitled to severance payments in the amount of $250,000, which will be paid in equal semi-monthly installments through April 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers as of March 31, 2010. Each equity grant is shown separately for each Named Executive Officer.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date		Number of Stock Units That Have Not Vested		Market Value of Stock Units that Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Current Named Executive Officers
Max Carnecchia	—	800,000	(3)	5.38	6/15/2019		—		—	—	—

Michael A. Piraino	—	125,000	(4)	5.77	1/5/2020		—		—	—	—
	—	—		—	—		60,000	(5)	369,600	—	—

Todd Johnson	—	—		—	—		—		—	—	—

Mathew A. Hahn, Ph.D.	50,000	—		5.65	9/27/2014		—		—	—	—
	50,000	—		5.35	8/29/2015		—		—	—	—
	25,000	—	(6)	7.09	6/20/2016		—		—	—	—
	34,375	40,625	(7)	6.82	5/19/2018		—		—	—	—
	—	100,000	(8)	6.11	7/30/2019		—		—	—	—
	—	—		—	—		500	(9)	3,080	—	—
	—	—		—	—		16,666	(10)	102,663	—	—
	—	—		—	—		20,000	(11)	123,200	—	—
Former Named Executive Officers
Paul J. Burrin, Ph.D.	—	100,000	(12)	5.50	12/14/2019		—		—	—	—
	—	—		—	—		50,000	(13)	308,000	—	—

Rick E. Russo (14)	—	—		—	—		—		—	—	—

Ilene Vogt	49,479	75,521	(15)	5.17	8/5/2018	(16)
	—	33,000	(15)	6.11	7/30/2019	(16)
							13,000		80,080
							20,000		123,200

(1)	One-quarter of the stock options vest upon the first anniversary of the date of grant and 1/48th of the shares vest monthly thereafter as set forth below.

(2)	The market value of the RSUs which have not vested is based on the closing stock price of our common stock on the NASDAQ Global Market on March 31, 2010 ($6.16 per share).

(3)	One-quarter of the stock options vested on June 15, 2010 and 1/48th of the options vest monthly thereafter and will be fully vested on June 15, 2013.

(4)	One-quarter of the stock options vest on January 5, 2011 and 1/48th of the options vest monthly thereafter and will be fully vested on January 5, 2014.

(5)	The unvested RSUs as of March 31, 2010 vest in equal annual installments on January 5, 2011, January 5, 2012 and January 5, 2013.

(6)	All unexercisable shares relating to the option as of March 31, 2010 were fully vested as of June 20, 2010.

(7)	The unexercisable shares relating to the option award as of March 31, 2010 vest at a rate of 1,563 options per month and will be fully vested on May 19, 2012.

(8)	One-quarter of the stock options vest on July 30, 2010 and 1/48th of the options vest monthly thereafter and will be fully vested on July 30, 2013.

(9)	The unvested RSUs as of March 31, 2010 were fully vested on June 1, 2010.

(10)	Of the unvested RSUs as of March 31, 2010, 8,333 shares vested on May 19, 2010 and all remaining shares will vest on May 19, 2011.

(11)	The unvested RSUs as of March 31, 2010 vest in equal annual installments on July 30, 2010, July 30, 2011 and July 30, 2012.

(12)	Dr. Burrin’s outstanding stock options will expire 90 days after July 1, 2010, the effective date of his termination of employment, in accordance with the 2004 Stock Plan.

(13)	Dr. Burrin’s unvested RSUs were automatically cancelled on July 1, 2010, the effective date of his termination of employment.

(14)	Mr. Russo’s outstanding stock options expired 90 days after his termination of employment on December 31, 2009, in accordance with the 2004 Stock Plan.

(15)	Ms. Vogt’s outstanding stock options will expire 90 days after May 5, 2010, the effective date of her termination of employment, in accordance with the 2004 Stock Plan.

(16)	Ms. Vogt’s unvested RSUs were automatically cancelled on May 5, 2010, the effective date of her termination of employment.

Option Exercises and Stock Vested

The following table sets forth information for the Named Executive Officers for the fiscal year ended March 31, 2010 regarding exercises of stock options and vesting of restricted stock awards.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise		Number of Shares Acquired on Vesting		Value Realized on Vesting
Current Named Executive Officers
Max Carnecchia	—		—		—		$—

Michael A. Piraino	—		—		—		—

Todd Johnson	—		—		—		—

Mathew A. Hahn, Ph.D.	—		—		500	(1)	2,340	(2)
	—		—		8,333	(3)	44,582	(4)
	—		—		8,334	(5)	38,420	(6)
Former Named Executive Officers
Paul J. Burrin, Ph.D.	—		—		—		—

Rick E. Russo	—		—		5,000	(7)	23,400	(2)
	—		—		8,333	(3)	45,998	(8)
	—		—		8,334	(3)	48,921	(9)
	77,205	(10)	23,983	(11)

Ilene Vogt	—		—		10,000	(12)	58,200	(13)

(1)	Included in the vested shares are 178 shares tendered to us for payment of payroll tax obligations.

(2)	The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on June 1, 2009, the date of vesting of the restricted stock awards ($4.68 per share).

(3)	Included in the vested shares are 2,980 shares tendered to us for payment of payroll tax obligations.

(4)	The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on June 20, 2009, the date of vesting of the restricted stock awards ($5.35 per share).

(5)	Included in the vested shares are 3,277 shares tendered to us for payment of payroll tax obligations.

(6)	The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on May 19, 2009, the date of vesting of the restricted stock awards ($4.61 per share).

(7)	Included in the vested shares are 1,787 shares tendered to us for payment of payroll tax obligations.

(8)	The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on October 2, 2009, the date of vesting of the restricted stock awards ($5.52 per share).

(9)	The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on August 7, 2009, the date of vesting of the restricted stock awards ($5.87 per share).

(10)	Options exercised after Mr. Russo’s termination of employment on December 31, 2009.

(11)	Mr. Russo sold all shares acquired on purchase immediately upon exercise. The value realized on vesting was calculated based on the actual sales price of our common stock, less the amount paid to us upon exercise of the option.

(12)	Included in the vested shares are 3,575 shares tendered to us for payment of payroll tax obligations.

(13)	The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on August 5, 2009, the date of vesting of the restricted stock awards ($5.82 per share).

Potential Payments Upon Termination of Employment or Change of Control

The payments and benefits the Named Executive Officers are entitled to receive in the event of termination of employment or change of control are set forth in their respective employment agreements, the relevant terms of which are more fully described below.

Employment Agreements with Current Executives

Pursuant to the terms of the employment agreements with Max Carnecchia, Michael A. Piraino and Todd Johnson, we may terminate each such employment agreement upon advance notice as specified in each agreement. Such notice may be given to the applicable executive commencing twelve months after execution of such executive’s employment agreement. However, even during the term of each employment agreement, each executive’s employment with us will be at-will, meaning that either Accelrys or such executive may terminate the employment relationship at any time. If an executive’s employment with Accelrys is terminated by us during the term without Cause (as defined below) or by the executive for Good Reason (as defined below), such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits generally consisting of (i) an amount equal to such executive’s then-current base salary, payable in equal monthly installments over twelve months following the date of termination, (ii) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the Management Incentive Plan for the then-current fiscal year, payable as a lump sum, (iii) an amount equal to such executive’s then-current target bonus amount under the Management Incentive Plan, payable in equal monthly installments over a period of twelve months following the date of termination and (iv) in some cases, reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to twelve months following the date of termination. However, the employment agreements for Mr. Piraino and Mr. Johnson do not provide for the pro-rated incentive bonuses referenced in clause (ii) of the preceding sentence.

In addition, if any of the above executives’ employment with us is terminated within the period commencing two months prior to, and extending to eighteen months following, the occurrence of a Change of Control (as defined below) which takes place during the term of the applicable employment agreement, each such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits generally consisting of (i) an amount equal to twice the amount of such executive’s then-current base salary, payable in equal monthly installments over a period of one year following the date of termination, (ii) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the Management Incentive Plan for the then-current fiscal year, payable as a lump sum, (iii) an amount equal to twice the amount of such executive’s then-current target bonus amount under the Management Incentive Plan, payable in equal monthly installments over a period of one year following the date of termination and (iv) in some cases, reimbursements for COBRA payments made under Accelrys’s medical and dental insurance plans for a period of up to one year following the date of termination. However, notwithstanding clause (iii) of the preceding sentence, the employment agreements for Mr. Piraino and Mr. Johnson provide for a payment in an amount equal to the amount of such executive’s then-current target bonus amount under the Management Incentive Plan, payable in equal monthly installments over a period of one year following the date of termination.

All stock options granted subsequent to the execution of the employment agreements with Mr. Carnecchia will be exercisable during the earlier of one year following the date of termination or the original expiration date of the stock option.

The timing of severance payments and benefits under any such executive’s employment agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Payments are generally subject to certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G of the Code (“Section 280G”).

In September 2004, Accelrys entered into an employment agreement with Dr. Hahn, which was amended in August 2005 and September 2006. As amended, the agreement entitles Dr. Hahn to receive severance payments in the amount of $125,000 in the event his employment is terminated by us without Cause or by him for Good Reason.

For purposes of the above referenced employment agreements (collectively, the “Employment Agreements”), and as used in the table below, the terms “Cause”, “Good Reason” and “Change of Control” have the following meanings:

Cause. As defined more completely in the Employment Agreements, “Cause” generally means the executive’s (i) failure to faithfully and professionally carry out his duties or to comply with the material terms of his employment agreement, (ii) dishonesty or other willful misconduct, if such conduct is intended to or likely to materially injure our business and (iii) conviction of certain crimes, whether or not relating to the executive’s employment.

Good Reason. As defined more completely in the Employment Agreements, “Good Reason” generally means (i) the Company’s (a) breach of any of the material terms of the employment agreement or (b) relocation of its office at which the executive is principally employed to a location which is more than 50 miles from both the executive’s residence and our offices and requiring the executive to commute to such location without the executive’s consent, (ii) a material diminution in the executive’s title, duties or responsibilities or conditions of his/her employment or (iii) except in the case of Dr. Hahn’s employment agreement, a reduction of more than 10% in the executive’s annual base salary then in effect without the executive’s consent (other than such a reduction applicable generally to other senior executives). Dr. Hahn’s employment agreement also provides that “Good Reason” means our failure to have a successor company assume its obligations under the employment agreement.

Under the terms of Mr. Johnson’s employment agreement, “Good Reason” generally means (i) there is a material breach of our material obligations under the agreement or (ii) the executive’s base salary is reduced by more than 10%.

As it relates to a Change of Control in each Employment Agreement, other than Dr. Hahn’s employment agreement, “Good Reason” also means a reduction in the executive’s target bonus. For the avoidance of doubt, other than in the event of termination without Cause or resignation for Good Reason under a Change of Control, an executive’s bonus target percentage may be modified by the Board or a duly appointed committee thereof at any time at the Board’s or such committee’s sole discretion.

Change of Control. As defined more completely in the Employment Agreements, “Change of Control” generally means the occurrence of any of the following events: (i) any person or group (within the meaning of Section 13(d) or 14(d), as applicable, of the Exchange Act), subject to certain exceptions specified in the Employment Agreements (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the voting power of our then outstanding securities (“Company Voting Securities”), (ii) the consummation of a share exchange or a merger or consolidation of Accelrys, where the Persons who were the beneficial owners of Company Voting Securities outstanding immediately prior to such transaction do not beneficially own more than 50% of the voting securities of Accelrys or the Acquiring Company (as defined in the applicable employment agreements) immediately after such transaction, (iii) a sale or other disposition of all or substantially all of our assets or (iv) such time as the Continuing Directors (as defined in the applicable Employment Agreements) do not constitute at least a majority of the Board (or, if applicable, of the board of directors of a successor to Accelrys).

The table below estimates the amount of compensation to be provided to each of the Named Executive Officers in the event of termination of such executive’s employment. These amounts are estimates of the amounts that would be paid or provided to the executives upon termination of employment or a Change of Control had the termination occurred on March 31, 2010. The actual amounts can only be determined at the time of such executive’s separation from Accelrys and may, as described elsewhere in this proxy statement, be subject in certain circumstances to adjustment as a result of the operation of features such as the Section 280G gross-up provisions set forth in each executive’s employment agreement.

In the table below, the assumed payouts for the accelerated vesting of RSUs upon a Change of Control were calculated by multiplying $6.16, which was the closing price of our common stock on the NASDAQ Global Market as of March 31, 2010, by the number of shares of common stock underlying RSUs that would have vested if the Change of Control had occurred on March 31, 2010. The assumed payouts for the accelerated vesting of stock options was calculated by taking the difference between the exercise price of the stock option and $6.16 and multiplying that by the number of stock options which would become vested if the Change of Control had occurred on March 31, 2010. There are no amounts reported in the table below for the accelerated vesting of stock options with an exercise price greater than $6.16 per share on March 31, 2010, as the Named Executive Officer would receive no benefit for the accelerated vesting of those options. These assumed payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual benefit the executive would receive.

These payments are dependent on both a Change of Control and a termination of employment under circumstances specified in the applicable employment agreements. In addition, our various equity compensation plans pursuant to which the Named Executive Officers obtained equity awards generally contain provisions which accelerate the vesting of the equity awards in connection with termination of employment pursuant to a Change of Control. These provisions apply to all recipients of equity awards under these plans, thus, the equity awards granted to the Named Executive Officers may accelerate under such circumstances regardless of the existence of separate employment agreements.

Additionally, in accordance with SEC regulations, we do not report in the table below any amount to be provided to an executive under any arrangement which does not discriminate in scope, terms or operation in favor of our executive officers and which is available generally to all salaried employees.

Name	Benefit	Involuntary Termination by the Company Without Cause or Resignation by the Executive for Good Reason (1)		Change of Control Termination Without Cause or Resignation for Good Reason
Current Named Executive Officers
Max Carnecchia	Base Salary	400,000	(2)	800,000	(3)
	Management Incentive Compensation	320,000	(4)(13)	640,000	(5)
	Equity Plans	—		624,000	(6)
	Health Benefits	12,000	(7)	12,000	(7)

Michael A. Piraino	Base Salary	300,000	(2)	600,000	(3)
	Management Incentive Compensation	150,000	(4)	150,000	(4)
	Equity Plans	—		418,350	(8)
	Health Benefits	12,000	(7)	12,000	(7)

Todd Johnson	Base Salary	300,000	(2)	300,000	(2)
	Management Incentive Compensation	—		300,000	(4)
	Equity Plans	—		—
	Health Benefits	—		—

Mathew A. Hahn, Ph.D.	Base Salary	125,000	(9)	125,000	(9)
	Management Incentive Compensation	—		—
	Equity Plans	—		233,943	(10)
	Health Benefits	—		—

Former Named Executive Officers
Paul J. Burrin, Ph.D.	Base Salary	142,500	(14)	—
	Management Incentive Compensation	—	(13)	—
	Equity Plans	—		—
	Health Benefits	6,000	(15)	—

Rick E. Russo	Base Salary	103,125	(12)	—
	Management Incentive Compensation	—	(13)	—
	Equity Plans	—		—
	Health Benefits	2,944	(12)	—

Ilene Vogt	Base Salary	250,000	(16)	—
	Management Incentive Compensation	—	(13)	—
	Equity Plans	—		—
	Health Benefits	—		—

(1)	If the executive’s employment is terminated due to disability, the benefits due to the executive are equivalent to the benefits due upon termination of the executive without cause.

(2)	Amount represents 100% of the executive’s fiscal year 2010 base salary.

(3)	Amounts represent twice the amount of the executive’s fiscal year 2010 base salary.

(4)	Amount represents the target amount of incentive compensation for performance during fiscal year 2010.

(5)	Amount represents twice the target amount of incentive compensation for performance during fiscal year 2010.

(6)	Amount represents accelerated vesting of 800,000 unvested stock options.

(7)	Amount represents estimated payments for continued health insurance coverage for 12 months.

(8)	Amount represents accelerated vesting of 125,000 unvested stock options and 60,000 unvested RSUs.

(9)	Pursuant to Dr. Hahn’s employment agreement, as amended, Dr. Hahn is entitled to receive $125,000 upon termination by the Company without Cause or resignation for Good Reason as discussed above.

(10)	Amount represents accelerated vesting of 100,000 unvested stock options and 37,166 unvested RSUs.

(11)	Amount represents accelerated vesting of 100,000 unvested stock options and 50,000 unvested RSUs.

(12)	Upon his termination of employment on December 31, 2009, Mr. Russo was awarded severance benefits of $412,500, of which $103,125 was paid during fiscal year 2010. Mr. Russo will also receive the pro-rata portion of the target amount of incentive compensation earned during fiscal year 2010, which will be paid in fiscal year 2011. Mr. Russo is also entitled to one year of post-employment medical insurance premiums paid on his behalf, of which $2,944 was paid in fiscal year 2010.

(13)	Executive is entitled to receive the pro-rata portion of the target amount of incentive compensation earned during the fiscal year in which employment is terminated.

(14)	Upon his termination of employment on July 1, 2010, Dr. Burrin was awarded severance benefits of $142,500. Dr. Burrin will also receive the pro-rata portion of the target amount of incentive compensation earned during fiscal year 2011, which will be paid in fiscal year 2011. Dr. Burrin is also entitled to 6 months of post-employment medical insurance premiums paid on his behalf.

(15)	Amount represents estimated payments for continued health insurance coverage for 6 months.

(16)	Upon her termination of employment effective May 5, 2010, Ms. Vogt was awarded severance benefits of $250,000. Ms. Vogt will also receive the pro-rata portion of the target amount of incentive compensation earned during fiscal year 2011, which will be paid in fiscal year 2011. Ms. Vogt is also entitled to one year of post-employment medical insurance premiums paid on her behalf.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of March 31, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights and vesting of RSUs (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	3,422,925	$4.94	1,651,293
Equity compensation plans not approved by security holders (2)	1,070,312	5.35	—

Total	4,493,237		1,651,293

(1)

Securities are to be issued upon exercise of outstanding options and rights under the following Accelrys equity plans: 1994 Incentive Stock Plan, 1995 Director Option Plan, 1996 Equity Incentive Plan, 2000 Stock Option Plan, 2004 Stock Plan and 2005 Employee Stock Purchase Plan. In connection with the approval of the 2004 Stock Plan, the 1994 Incentive Stock Plan, 1996 Equity Incentive Plan, 2000 Stock Option Plan and the 2004 New Hire Equity Incentive Plan (the “2004 Equity Plan”) are no longer active and have no shares available for issuance. However, awards from these plans, as well as from the 2004 Stock Plan, which terminate by expiration, forfeiture, cancellation or otherwise without issuance, are settled in cash in lieu of common stock, or are exchanged for awards not involving common stock.

(2)	The 2004 Equity Plan allowed for the grant of stock awards to newly hired employees. In connection with the approval of the 2004 Stock Plan, the 2004 Equity Plan, while no longer active, has 270,312 shares available for issuance. In connection with his appointment as President and Chief Executive Officer of Accelrys in June 2009, Mr. Carnecchia was granted an option to purchase up to 800,000 shares of our common stock. This grant was made without stockholder approval as an inducement award pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with the annual meeting, a number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or contact our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121). Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

David R. Mersten

Secretary

July 28, 2010

ACCELRYS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Max Carnecchia and David R. Mersten as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Accelrys, Inc. (the “Company”) held of record by the undersigned on July 21, 2010, at the Company’s Annual Meeting of Stockholders to be held on September 15, 2010, or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ACCELRYS, INC.

September 15, 2010

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

À  Please detach along perforated line and mail in the envelope provided.  À

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. To elect four Class III directors to our Board of Directors for a term of three years:		2. To ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending March 31, 2011.	☐	☐	☐
NOMINEES:

☐ FOR ALL NOMINEES	¡ Kenneth Coleman ¡ Ricardo B. Levy ¡ Chris van Ingen ¡ Bruce Pasternack
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle to each nominee you wish to withhold, as shown here	•

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

This proxy when properly executed will be voted as directed or, if no direction is given, will be voted “for” all of the nominees listed above, “for” proposal no. 2 above and in the discretion of the named proxies with respect to any other matter that properly comes before the meeting and for which discretionary authority may be properly exercised.